EXHIBIT 99.1


FINANCIAL
RELATIONS BOARD


FOR FURTHER INFORMATION:

AT THE COMPANY:                    AT FINANCIAL RELATIONS BOARD
--------------                     ----------------------------
Bob Ende                           General Info:   Marilynn Meek (212) 827-3773
Senior Vice President - Finance    Investor Info:  Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
May 17, 2005

              COMFORCE CORPORATION ANNOUNCES AMENDED AGREEMENT FOR
                   ITS $85 MILLION REVOLVING CREDIT FACILITY
        Company Repurchases $3.0 Million Principal Amount of Senior Notes

Woodbury, NY - May 17, 2005 - COMFORCE Corporation (AMEX: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services today announced that it has amended its $85 million revolving credit facility agented by PNC Business Credit. Under the amended agreement, interest charged on the facility has been reduced. The interest rate spread was reduced by 50 or 75 basis points based upon the Company's fixed charge coverage ratio.

At the same time, the Company announced that it has repurchased $3.0 million principal amount of its 12% Senior Notes for consideration of $3.1 million, using available funds under the revolving credit facility. Including this recent repurchase, the Company has repurchased $9.0 million of Senior Notes in 2005 and, since June 30, 2000, the Company has reduced its public debt $138.8 million to $55.4 million. This has enabled COMFORCE to reduce its annual interest expense by approximately $9.2 million.

John Fanning, Chairman and Chief Executive Officer of COMFORCE Corporation, commented, "We are pleased to announce both the further reduction of our high interest rate debt through the repurchase of our Senior Notes and the reduction in the interest rate spread under our revolving credit facility. As we reported earlier this year, we also increased our line of credit under the facility by up to $10.0 million. By taking these important steps, we are demonstrating our commitment to improving our balance sheet."


About COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff

Augmentation   segment   provides   Healthcare   Support   Services,   including
RightSourcing Vendor Management Services and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.

          To view the Company's web page visit http://www.comforce.com

Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the heightened standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Item 2 of the Company's 10-Q for the quarter ended March 27, 2005 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.